NEWS RELEASE                                For Further Information Contact:
                                                  Greg D. Kerley
                                                  Executive Vice President
                                                    and Chief Financial Officer
                                                  (501) 521-1141




             ARKANSAS SUPREME COURT AFFIRMS LOWER COURT DECISION IN
                       SOUTHWESTERN ENERGY COMPANY APPEAL

     Southwestern Will Pay Settlement and Raise Cash Through Sales of Assets

         FAYETTEVILLE, ARKANSAS - June 22, 2000...Southwestern Energy Company (NYSE: SWN) today announced the Arkansas Supreme Court today has ruled to affirm the 1998 decision of a Sebastian County Circuit Court awarding more than $109 million in a class action to royalty owners of SEECO, Inc., a wholly-owned Southwestern Energy subsidiary.
         While this decision was not expected by Southwestern, the Company had prepared for the outcome including posting a $109 million bond supported by letters of credit from the Company's lead lending institutions.
         "Southwestern is disappointed at the Supreme Court Decision. It is not the outcome we had anticipated. It will take some time to recoup the cost of this judgment and will involve the disposition of some Company assets," said Harold Korell, Southwestern President and Chief Executive Officer. "Fortunately, Southwestern has the financial flexibility to allow it the time to recoup settlement costs and to continue development of its quality exploration and production projects."
         In late 1999 and early this year, Southwestern successfully drilled exploratory wells in south Louisiana at Gloria and North Grosbec and has had continued success in its Arkoma Basin and Permian Basin investments. The exploration successes in south Louisiana are of particular note as they were the first prospects in this area developed in-house by our new exploration team. Southwestern's full-year 1999 and first quarter 2000 earnings were consistent with previous years' levels despite the warmest winter in the Company's history.


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         The  Company  said  that  within  the next  few  days it will  disclose specific action it will take to fund the judgment and the near term effects of the judgment on the financial condition of the Company.
         "Following the Court's decision today, let us be clear, our position is unchanged. We believe that from the beginning in this matter Southwestern Energy has acted honestly and responsibly and has served the best interests of its royalty owners and utility customers, and we will continue to do so in the future," said Mr. Korell. "Despite the disappointment of the ruling, we remain optimistic about the Company's future because the outlook for our exploration and production operations has never been brighter."
         Southwestern Energy will broadcast a conference call in conjunction with this press release over the Internet at 12:00 p.m. EST (11:00 a.m. CST) today at the Company's website: http://www.swn.com. RealPlayer 8 Basic is required to listen to the teleconference and can be downloaded from the website.
         Southwestern   Energy  is  an  integrated  natural  gas  company  whose
wholly-owned subsidiaries are engaged in gas and oil exploration and production, natural gas gathering, transmission and marketing and natural gas distribution. Additional Company information can be accessed at http://www.swn.com.
         All statements, other than historical financial information, included in this press release may be deemed to be forward-looking statements within the meaning of the Securities Litigation Reform Act. These statements reflect the Company's current views with respect to future events and performance and involve risks and uncertainties that are detailed in the Company's Securities and Exchange Commission filings. These risks would include, but are not limited to, the timing and extent of the Company's success in discovering, developing, producing and estimating oil and natural gas reserves. Although these statements
are  made  in  good  faith  and  the  Company   believes  they  are   reasonable
representations of the Company's expected performance at this time, the Company's actual financial and operating results could differ materially from those projected as a result of certain factors. A discussion of those factors is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 1999.

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